Exhibit 99.1

Press Release

23andMe Reports FY2022 First Quarter Financial Results

First quarter revenue up 23% over prior year

Strong cash balance of $770 million

Continuing to advance therapeutics portfolio to drive future revenue growth

SUNNYVALE, Calif., August 13, 2021 — 23andMe Holding Co. (Nasdaq: ME) (“23andMe”), a leading consumer genetics and research company, today reported its financial results for the first quarter of its fiscal year 2022 (Q1 FY2022), which ended June 30, 2021.

“We are excited to announce our first quarterly earnings results and engage as a publicly traded company. I’m grateful to our customers, investors and employees who power our mission to help people access, understand and benefit from the human genome,” said Anne Wojcicki, CEO and Co-Founder of 23andMe. “We believe that genetic information is the future of personalized medicine. Our unique research platform enables our customers to actively participate in our efforts to make new genetic discoveries and achieve our goals of helping people live healthier lives and to further advance our drug development efforts.”

Recent Highlights

•	Completed merger with VG Acquisition Corp (VGAC) and ended the quarter with cash of $770 million.

•

Revenue of $59 million for the quarter ended June 30, 2021, representing an increase of $11 million or 23% from the first quarter in the prior year. Net loss was $42 million compared to a net loss of $36 million for the same period in the prior year. Adjusted EBITDA was a loss of $27 million compared to a loss of $20 million for the same period in the prior year.

•	Expanded customer database to 11.6 million genotyped customers.

•

Launched three new reports for customers subscribed to 23andMe+, a membership service launched late last year, which offers insights and features to give members even more actionable information to live healthier lives:

•

A new medication insight report with information on how a genetic variant may alter how an individual’s body processes certain commonly prescribed medications. In this new report a person’s CYP2C19 metabolizer profile for citalopram, an antidepressant, and clopidogrel, a blood thinner, were provided. 23andMe remains the first and only direct-to-consumer genetics company with FDA-authorized pharmacogenetic reports that can inform consumers about DNA variants that may influence their body’s ability to process some medications.

•

A new wellness report on cat and dog allergies. It is estimated that 10 percent to 20 percent of people are allergic to dogs or cats worldwide. We use statistical modeling that utilizes thousands of genetic variants, as well as a customer’s ethnicity and sex to estimate the likelihood of developing a dog or cat allergy.

•

An eczema report powered by 23andMe’s proprietary polygenic score, which is calculated using more than 2,100 genetic variants and a customer’s ethnicity and sex to estimate the likelihood of an individual having eczema.

•

Reported on key genetic research findings in the quarter include breakthroughs regarding allergies, hemorrhoids, cataracts, depression, the COVID-19 pandemic’s impact on sleep and link to loss of smell, the study of rare disease and data from the largest cohort in Parkinson’s Research.

•	Advanced therapeutics programs:

•	Progress on CD96 (GSK6097608), an immuno-oncology program currently in a Phase 1 clinical study, was highlighted by the Company’s partner GlaxoSmithKline plc (GSK) at their Investor Day in June 2021.

•	P006, a wholly owned immuno-oncology program, is on track to start its first clinical trial before the end of the Company’s fiscal year on March 31, 2022.

•	Added three new board members:

•	Dr. Valerie Montgomery Rice, President and Dean of Morehouse School of Medicine

•	Evan Lovell, Chief Investment Officer of the Virgin Group

•	Peter Taylor, President of the ECMC Foundation

“We began our 2022 financial year with a solid first quarter. Our revenue growth of 23% reflects increased delivery of our Personal Genome Service to customers, compared to the first quarter of fiscal 2021, which was negatively impacted by the onset of the global pandemic,” said Steve Schoch, Chief Financial Officer of 23andMe. “We are continuing to operate with an objective of profitable growth in our Consumer & Research Services segment. We are also prioritizing significant investments in advancing our Therapeutics portfolio, mainly related to funding for research programs with GSK and, to a lesser extent, for progressing our wholly owned program P006.”

FY2022 First Quarter Financial Results

Total revenue was $59 million for the quarter ended June 30, 2021, representing an increase of $11 million or 23%, year over year. This revenue growth was primarily due to higher Personal Genome Service (PGS) kit sales, which resulted from increased marketing spending and growth in consumer demand. Additional consumer services revenue came from the Company’s new subscription services following the soft launch of the subscription offering late last year.

The increase in consumer services revenue was partially offset by a decline in research services revenue due primarily to a decline in non-GSK revenue. Consumer services revenue represented 81% of total revenue for the first quarter of fiscal 2022, and research services revenue, derived primarily from the collaboration with GSK, accounted for 19% of total revenue.

Operating expenses for the quarter ended June 30, 2021 were $72 million compared to $59 million for the same period in the prior year. The increase in operating expenses was primarily attributable to the increase in research and development expenses mainly related to funding for programs with GSK and to advancing the Company’s Therapeutics portfolio. Sales and marketing expenses also increased primarily driven by advertising and marketing programs designed to grow the consumer business.

Net loss for the quarter ended June 30, 2021 was $42 million compared to $36 million for the same period in the prior year.

Adjusted EBITDA loss for the quarter ended June 30, 2021 for the Consumer & Research Services segment was $1 million compared to a loss of $4 million for the same period in the prior year, and total adjusted EBITDA was a loss of $27 million compared to a loss of $20 million for the same period in the prior year.

Balance Sheet

23andMe ended the first quarter with cash of $770 million, compared to $282 million as of March 31, 2021, attributable to the $560 million in proceeds from the completion of the merger with VGAC during the quarter.

FY2022 Financial Guidance

Full year revenue for fiscal 2022, which will end on March 31, 2022, is projected to be in the range of $250 to $260 million with a net loss in the range of $210 to $225 million. Full year adjusted EBITDA loss is projected to be in the range of $143 to $158 million for fiscal year 2022.

Conference Call Webcast Information

The company will host a conference call at 11:00 a.m. Eastern Time on Friday, August 13, 2021 to discuss the quarter’s financial results and report on business progress. The webcast can be accessed on the day of the event at https://investors.23andme.com/news-events/events-presentations. A webcast replay will be available at the same address for a limited time within 24 hours after the event.

About 23andMe

23andMe, headquartered in Sunnyvale, CA, is a leading consumer genetics and research company. Founded in 2006, the company’s mission is to help people access, understand, and benefit from the human genome. 23andMe has pioneered direct access to genetic information as the only company with multiple FDA authorizations for genetic health risk reports. The company has created the world’s largest crowdsourced platform for genetic research, with approximately 80 percent of its customers electing to participate. The 23andMe research platform has generated more than 180 publications on the genetic underpinnings of a wide range of diseases, conditions, and traits. The platform also powers the 23andMe Therapeutics group, currently pursuing drug discovery programs rooted in human genetics across a spectrum of disease areas, including oncology, respiratory, and cardiovascular diseases, in addition to other therapeutic areas. More information is available at www.23andMe.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the future performance of 23andMe’s businesses in consumer genetics and therapeutics and the growth and potential of its proprietary research platform. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding 23andMe’s strategy, financial position, funding for continued operations, cash reserves, projected costs, plans, and objectives of management, are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” “schedule,” and “would” or, in each case, their negative or other variations or comparable terminology, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are predictions based on 23andMe’s current expectations and projections about future events and various assumptions. 23andMe cannot guarantee that it will actually achieve the plans, intentions, or expectations disclosed in its forward-looking statements and you should not place undue reliance on 23andMe’s forward-looking statements. These forward-looking statements involve a number of risks, uncertainties (many of which are beyond the control of 23andMe), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. All forward-looking statements included in this release are made as of the date hereof, and are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in the 23andMe’s Current Report on Form 8-K filed on June 21, 2021, including the audited consolidated financial statements of 23andMe as of March 31, 2021 and 2020 filed as Exhibit 99.1 thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included therein, and otherwise in the Company’s filings and reports filed with Securities and Exchange Commission. Except as required by law, 23andMe does not undertake any obligation to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Use of Non-GAAP Financial Measure

To supplement the Company’s unaudited condensed consolidated statements of operations and unaudited condensed consolidated balance sheets, which are prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”), this press release also includes references to Adjusted EBITDA, which is a non-GAAP financial measure that the Company defines as net income before net interest expense (income), net other expense (income), which includes changes in the fair value of the warrants, depreciation and amortization of fixed assets, amortization of internal use software, non-cash stock-based compensation expense, and expenses related to restructuring and other charges, if applicable for the period. The Company evaluates the performance of each segment of its business based on Adjusted EBITDA and has provided a reconciliation of net loss, the most directly comparable GAAP financial measure, to Adjusted EBITDA at the end of this press release.

Adjusted EBITDA is a key measure used by management and the board of directors to understand and evaluate operating performance and trends, to prepare and approve the Company’s annual budget and to develop short and long-term operating plans. The Company provides Adjusted EBITDA because the Company believes it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry and it facilitates comparisons on a consistent basis across reporting periods. Further, the Company believes it is helpful in highlighting trends in its operating results because it excludes items that are not indicative of the Company’s core operating performance. In particular, we believe that the exclusion of the items eliminated in calculating Adjusted EBITDA provides useful measures for period-to-period comparisons of the Company’s business. Accordingly, we believe that Adjusted EBITDA provides useful information in understanding and evaluating operating results in the same manner as the Company’s management and board of directors.

Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company may in the future incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. In particular, the Company expects to incur meaningful share-based compensation expense in the future. Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures.

In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that future results will be unaffected by these expenses or any unusual or non-recurring items. Adjusted EBITDA should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. Other companies, including companies in the same industry, may calculate similarly-titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of Adjusted EBITDA as a tool for comparison. There are a number of limitations related to the use of these non-GAAP financial measures rather than net loss, which is the most directly comparable financial measure calculated in accordance with GAAP. When evaluating the Company’s performance, you should consider Adjusted EBITDA alongside other financial performance measures, including net loss and other U.S. GAAP results.

***

Investor Relations Contact: investors@23andme.com

Media Contact: press@23andMe.com

23andMe Holding Co.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,
	2021	2020
Revenue (related party amounts of $11,209 and $11,827 for the three months ended June 30, 2021 and 2020, respectively)	$59,239	$48,057
Cost of revenue (related party amounts of $448 and $412 for the three months ended June 30, 2021 and 2020, respectively)	28,542	25,563

Gross profit	30,697	22,494
Operating expenses:
Research and development (related party amounts of $6,022 and $1,818 for the three months ended June 30, 2021 and 2020, respectively)	44,232	34,370
Sales and marketing	15,419	10,655
General and administrative	12,596	14,191

Total operating expenses	72,247	59,216

Loss from operations	(41,550)	(36,722)
Other income (expense):
Interest income	44	74
Other (expense) income, net	(520)	878

Net and comprehensive loss	$(42,026)	$(35,770)

Net loss per share of Class A and Class B common stock attributable to common stockholders, basic and diluted:

Basic and diluted	$(0.25)	$(0.38)

Weighted-average shares used to compute net loss per share:
Basic and diluted	168,191,762	93,577,307

23andMe Holding Co.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30,	March 31,
	2021	2021
	(Unaudited)
ASSETS
Current assets:
Cash	$769,938	$282,489
Restricted cash	1,399	1,399
Accounts receivable, net	9,404	2,481
Inventories	15,272	6,239
Deferred cost of revenue	6,118	5,482
Prepaid expenses and other current assets	12,532	15,485

Total current assets	814,663	313,575
Property and equipment, net	57,700	60,884
Operating lease right-of-use assets	59,996	63,122
Restricted cash, noncurrent	6,974	6,974
Internal-use software, net	7,132	6,889
Other assets	553	654

Total assets	$947,018	$452,098

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable (related party amounts of $6,604 and $4,422 as of June 30, 2021 and March 31, 2021, respectively)	$17,684	$12,271
Accrued expenses and other current liabilities (related party amounts of $6,930 and $7,065 as of June 30, 2021 and March 31, 2021, respectively)	33,029	31,953
Deferred revenue (related party amounts of $18,930 and $30,140 as of June 30, 2021 and March 31, 2021, respectively)	66,103	71,255
Operating lease liabilities	5,853	6,140

Total current liabilities	122,669	121,619
Operating lease liabilities, noncurrent	84,670	87,582
Other liabilities	1,188	1,165
Warrant Liabilities	75,949	—

Total liabilities	$284,476	$210,366

Redeemable convertible preferred stock
Redeemable convertible preferred stock, $0.00001 par value per share, 10,000,000 and 209,512,070 shares authorized as of June 30, 2021 and March 31, 2021, respectively; nil and 209,181,855 shares issued and outstanding as of June 30, 2021 and March 31, 2021, respectively; aggregate liquidation preference of nil and $874,107 as of June 30, 2021 and March 31, 2021, respectively	—	837,351
Stockholders’ equity (deficit)
Common Stock— Class A shares, par value $0.0001, 92,672,510 and 20,713,076 shares issued and outstanding as of June 30, 2021 and March 31, 2021, respectively; Class B shares, par value $0.0001, 313,759,355 and 103,816,706 shares issued and outstanding as of June 30, 2021 and March 31, 2021, respectively.	41	—
Additional paid-in capital	1,681,765	381,619
Accumulated deficit	(1,019,264)	(977,238)

Total stockholders’ equity (deficit)	662,542	(595,619)

Total liabilities and stockholders’ equity (deficit)	$947,018	$452,098

23andMe Holding Co.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(42,026)	$(35,770)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,093	5,058
Amortization and impairment of internal-use software	545	474
Stock-based compensation expense	9,637	11,361
Changes in fair value of warrant liabilities	534	—
Gain on lease termination	(15)	(876)
Changes in operating assets and liabilities:
Accounts receivable	(6,923)	1,881
Inventories	(9,033)	2,846
Deferred cost of revenue	(638)	(542)
Prepaid expenses and other current assets	(1,057)	4,529
Operating lease right-of-use assets	1,812	5,021
Other assets	101	162
Accounts payable (related party amounts of $2,182 and $(4,231) for the three months ended June 30, 2021 and 2020, respectively)	5,721	(6,724)
Accrued expenses and other current liabilities (related party amounts of $(134) and $(1,744) for the three months ended June 30, 2021 and 2020, respectively)	(286)	(6,929)
Deferred revenue (related party amounts of $(11,209) and $(11,827) for the three months ended June 30, 2021 and 2020, respectively)	(5,152)	(10,409)
Operating lease liabilities	(1,868)	(3,008)
Other liabilities	22	21

Net cash used in operating activities	(44,533)	(32,905)

Cash flows from investing activities:
Purchases of property and equipment	(666)	(3,539)
Proceeds from sale of property and equipment	—	606
Capitalized internal-use software costs	(721)	(1,015)

Net cash used in investing activities	(1,387)	(3,948)

Cash flows from financing activities:
Proceeds from exercise of stock options	2,720	1,026
Payments of deferred offering costs	(29,071)	—
Proceeds from issuance of common stock upon Merger	309,720	—
Proceeds from PIPE (related party amounts of $25,000 and $0 for the three months ended June 30, 2021 and 2020, respectively)	250,000	—

Net cash provided by financing activities	533,369	1,026

Net increase (decrease) in cash and restricted cash	487,449	(35,827)
Cash and restricted cash—beginning of period	290,862	216,316
Cash and restricted cash—end of period	778,311	180,489
Supplemental disclosures of non-cash investing and financing activities:
Purchases of property and equipment during the period included in accounts payable and accrued expenses	777	12
Stock-based compensation capitalized for internal-use software costs	168	143
Reclassification of deferred offering costs	3,971	—
Vesting of related party early exercised stock options	—	4,241
Assumption of merger warrants liability	75,415	—
Deferred offering costs during the period included in accounts payable and accrued expenses	1,571	—
Conversion of redeemable convertible preferred stock to common stock	837,351	—
Reconciliation of cash and restricted cash within the consolidated balance sheets to the amounts shown in the consolidated statements of cash flows above:
Cash	769,938	172,116
Restricted cash, current	1,399	1,399
Restricted cash, noncurrent	6,974	6,974

Total cash and restricted cash	$778,311	$180,489

23andMe Holding Co.

Segment Information and Reconciliation of Non-GAAP Financial Measures

(in thousands)

(unaudited)

	Three Months Ended June 30,
	2021	2020
Segment Revenue
Consumer and Research Services	$59,239	$48,009
Therapeutics	—	48

Total Revenue	$59,239	$48,057

Segment adjusted EBITDA
Consumer and Research Services adjusted EBITDA	$(505)	$(4,236)
Therapeutics Adjusted EBITDA	(18,303)	(9,394)
Unallocated Corporate	(8,467)	(6,199)

Total adjusted EBITDA	$(27,275)	$(19,829)

Reconciliation of net loss to adjusted EBITDA
Net Loss	$(42,026)	$(35,770)
Adjustments
Interest (income), net	(44)	(74)
Other (income) / expense, net	520	(878)
Depreciation and amortization	4,638	5,532
Stock-based compensation expense	9,637	11,361

Total adjusted EBITDA	$(27,275)	$(19,829)

23andMe Holding Co.

Reconciliation of GAAP Net Income Outlook to non-GAAP Adjusted EBITDA Outlook

(in millions)

(unaudited)

	Outlook for the Year Ended March 31, 2022
	as of August 13, 2021
	Low	High
Reconciliation of estimated net loss to adjusted EBITDA
GAAP Net Loss outlook	$(225)	$(210)
Adjustments
Estimated interest (income), net	(0)	(0)
Estimated other (income) / expense, net	1	1
Estimated depreciation and amortization	19	19
Estimated stock-based compensation expense	47	47

Non-GAAP adjusted EBITDA outlook	$(158)	$(143)